Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273149

Prospectus Supplement No. 3 Dated May 16, 2024

(To Prospectus Dated October 2, 2023)

Aeluma, Inc.

2,017,498 shares of Common Stock

85,653 shares of Common Stock underlying Placement Agent Warrants

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) updates and supplements the prospectus of Aeluma, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) dated October 2, 2023, as amended (the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Quarterly Report on Form 10-Q for the nine months ended March 31, 2023, filed with the Securities Exchange Commission on May 10, 2024.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors section beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 16, 2024

Index to Filings

Annex
The Company’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on May 10, 2024	A

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2024

or

☐ TRANSITION REPORT PURSUANT TO PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission File Number: 000-56218

AELUMA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	85-2807351
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

27 Castilian Drive Goleta, California 93117
(Address of Principal Executive Offices)

(805) 351-2707

(Registrant’s telephone number, including area code)

(Former name and address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	-	-

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 8, 2024, there were 12,178,424 shares of the issuer’s common stock, $0.0001 par value per share, outstanding and no share of preferred stock, $0.0001 par value per share, outstanding.

i

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

Aeluma, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31, 2024 (unaudited)	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$1,874,565	$5,071,690
Accounts receivable	147,500	189,239
Deferred compensation, current portion	24,029	53,034
Prepaids and other current assets	96,113	19,943
Total current assets	2,142,207	5,333,906
Property and equipment:
Equipment	1,526,590	1,209,656
Leasehold improvements	546,864	546,864
Accumulated depreciation	(509,391)	(300,445)
Property and equipment, net	1,564,063	1,456,075
Intangible assets	7,583	9,833
Right of use asset - facility	992,157	351,013
Deferred compensation, long term portion	3,085	-
Other assets	13,014	13,014
Total assets	$4,722,109	$7,163,841

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$347,236	$461,797
Accrued expenses and other current liabilities	172,648	133,092
Lease liability, current portion	126,420	162,210
Total current liabilities	646,304	757,099
Lease liability, long term portion	974,656	296,452
Total liabilities	1,620,960	1,053,551
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 authorized, and none issued and outstanding at March 31, 2024 and June 30, 2023	-	-
Common stock, $0.0001 par value: 50,000,000 shares authorized, and 12,178,424 and 12,817,500 shares issued and outstanding at March 31, 2024 and June 30, 2023, respectively	1,218	1,282
Additional paid-in capital	15,735,477	15,171,074
Accumulated deficit	(12,635,546)	(9,062,066)
Total stockholders’ equity	3,101,149	6,110,290
Total liabilities and stockholders’ equity	$4,722,109	$7,163,841

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Revenue	$343,894	$-	$639,286	$-
Operating expenses:
Cost of revenue	233,585	-	385,491	-
Research and development	620,285	719,717	2,106,253	2,323,977
General and administrative	452,792	848,779	1,721,820	1,966,100
Total operating expenses	1,306,662	1,568,496	4,213,564	4,290,077
Loss from operations	(962,768)	(1,568,496)	(3,574,278)	(4,290,077)
Other income (expense):
Sub-lease rental income and other income (expense)	(81)	107,426	(81)	217,942
Interest income	198	269	879	744
Total other income, net	117	107,695	798	218,686
Loss before income tax expense	(962,651)	(1,460,801)	(3,573,480)	(4,071,391)
Income tax expense	-	-	-	-
Net loss	$(962,651)	$(1,460,801)	$(3,573,480)	$(4,071,391)
Loss per share - basic and diluted	$(0.08)	$(0.13)	$(0.29)	$(0.37)
Weighted average common shares outstanding - basic and diluted	12,175,195	11,518,154	12,338,041	10,983,045

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Consolidated Statement of Stockholders’ Equity (unaudited)

Three Months Ended March 31, 2024 and 2023

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity

Balance, January 1, 2024	12,167,930	$1,217	$15,543,634	$(11,672,895)	$3,871,956
Stock warrant exercised	10,494	1	(1)	-	-
Stock-based compensation	-	-	191,844	-	191,844
Net loss	-	-	-	(962,651)	(962,651)
Balance, March 31. 2024	12,178,424	$1,218	$15,735,477	$(12,635,546)	$3,101,149

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, January 1, 2023	11,317,002	$1,132	$10,685,361	$(6,293,074)	$4,393,419
Issuance of common stock, net of offering costs of $146,470	930,332	93	2,644,437	-	2,644,530
Stock-based compensation	-	-	127,102	-	127,102
Net loss	-	-	-	(1,460,801)	(1,460,801)
Balance, March 31. 2023	12,247,334	$1,225	$13,456,900	$(7,753,875)	$5,704,250

Nine months ended March 31, 2024 and 2023

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, July 1, 2023	12,817,500	$1,282	$15,171,074	$(9,062,066)	$6,110,290
Repurchase of common stock	(649,570)	(65)	(3,936)	-	(4,001)
Stock warrant exercised	10,494	1	(1)	-	-
Stock-based compensation	-	-	568,340	-	568,340
Net loss	-	-	-	(3,573,480)	(3,573,480)
Balance, March 31. 2024	12,178,424	$1,218	$15,735,477	$(12,635,546)	$3,101,149

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	capital	Deficit	Equity
Balance, July 1, 2022	10,650,002	$1,066	$8,781,361	$(3,682,484)	$5,099,943
Issuance of common stock, net of offering costs of $270,855	1,447,332	144	4,071,001	-	4,071,145
Issuance of common stock for services	150,000	15	299,985	-	300,000
Stock-based compensation	-	-	304,553	-	304,553
Net loss	-	-	-	(4,071,391)	(4,071,391)
Balance, March 31. 2023	12,247,334	$1,225	$13,456,900	$(7,753,875)	$5,704,250

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended March 31,
	2024	2023
Operating activities:
Net loss	$(3,573,480)	$(4,071,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of shares for services	-	300,000
Amortization of deferred compensation	25,920	405,302
Stock-based compensation expense	568,340	304,553
Depreciation and amortization expense	211,196	147,738
Change in accounts receivable	41,739	-
Change in prepaids and other current assets	(76,170)	(171,698)
Change in accounts payable	(114,561)	343,548
Change in accrued expenses and other current liabilities	40,826	42,915
Net cash used in operating activities	(2,876,190)	(2,699,033)
Investing activities:
Purchase of equipment	(316,934)	(178,382)
Payment for leasehold improvements	-	(77,197)
Net cash used in investing activities	(316,934)	(255,579)
Financing activities:
Repurchase of common stock	(4,001)	-
Proceeds from Private Placement, net of offering costs	-	4,071,145
Net cash (used in) provided by financing activities	(4,001)	4,071,145
Net change in cash	(3,197,125)	1,116,533
Cash, beginning of period	5,071,690	3,740,722
Cash, end of period	$1,874,565	$4,857,255

The accompanying notes are an integral part of these financial statements

Aeluma, Inc. and Subsidiary

Notes to Consolidated Financial Statements (unaudited)

Note 1 – The Company

Aeluma, Inc., headquartered in Goleta, California, is engaged in the research and development of infrared (IR) optical sensors to disrupt the market for IR sensors, and using its proprietary technology aims to produce a much higher performance alternative to today’s low-cost sensors at much lower prices than would otherwise be possible. The focus of Aeluma, Inc. (“the Company”) will be the image sensor market. Initial efforts hope to penetrate the 3D imaging and sensing (mobile and consumer, defense and aerospace, industrial, medical, auto) and LiDAR (robotic vehicles, advanced driver assistance systems vehicles (ADAS), topography, wind, industrial) markets.

On June 22, 2021, Biond Photonics, Inc., a privately held California corporation (“Biond Photonics”) merged with and into our wholly owned subsidiary, Aeluma Operating Co., a corporation formed in the State of Delaware on June 22, 2021 (“Acquisition Sub”). Pursuant to this transaction (the “Merger”), Acquisition Sub was the surviving corporation and remained our wholly owned subsidiary, and all the outstanding stock of Biond Photonics was converted into shares of our common stock. As a result of the Merger, the Company acquired the business of Biond Photonics and continued the existing business operations of Biond Photonics as a public reporting company under the name Aeluma, Inc.

Going Concern

The Company incurred a net loss of $3,573,480 and $4,071,391 for the nine months ended March 31, 2024 and 2023, respectively, and has accumulated deficit of $12,635,546 at March 31, 2024. In addition, the Company is in the research and development stage and has generated limited revenue to date. In order to support its operations, the Company will require additional infusions of cash from the sale of equity instruments or the issuance of debt instruments, or the commencement of profitable revenue generating activities. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations, develop or enhance its sensors in the future or respond to competitive pressures would be significantly limited. Such limitations could require the Company to curtail, suspend or discontinue parts of its business plan.

These conditions raise doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”), which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been presented in accordance with GAAP. The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who is responsible for the Company’s integrity and objectivity. This Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended June 30, 2023. The accompanying consolidated financial statements and footnotes have been condensed and therefore do not contain all disclosures required by GAAP. The interim financial data are unaudited; however, in the opinion of Aeluma, Inc., the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. Results for interim periods are not necessarily indicative of those to be expected for the full year.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported consolidated financial statements.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Concentration of Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company’s accounts are insured by the FDIC but at times may exceed federally insured limits.

Fair Value of Financial Instruments

As defined in Financial Accounting Standards Board (“FASB”) ASC Topic No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), fair value is the price that would be received to sell an asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses the market or income approach. Based on this approach, the Company utilizes certain assumptions about the risk inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and the reliability of the information used to determine fair values. As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Unadjusted quoted prices in active, accessible market for identical assets or liabilities

Level 2 – Other inputs that are directly or indirectly observable in the marketplace

Level 3 – Unobservable inputs which are supported by little or no market activity

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying values of the Company’s cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the relatively short maturity of these items.

Property and Equipment

Property, equipment and leasehold improvements are reported at historical cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the less of the remaining lease term or the estimated useful lie of the improvements. Repairs and maintenance to these assets are charged to expenses as incurred; major improvements enhancing the function and/or the asset’s useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Intangible Assets

Intangible assets are associated with the Aeluma.com domain name and are amortized on a straight-line basis over 10 years.

Revenue Recognition

The Company follows a five-step approach for recognizing revenue, consisting of the following: (1) identifying the contract with a customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations in the contract; and (5) recognizing revenue when, or as, the entity satisfies a performance obligation. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expenses. The Company does not have any significant financing components associated with its revenue contracts, as payment is received within one year.

●	Product sales: Revenue is currently generated from multiple customers for small-volume orders

●	Government contracts: Revenue is principally generated under research and development contracts with agencies of the U.S. government or with prime contractors. These contracts may include cost reimbursement and fixed firm price terms.

During the second quarter of 2024, the Company was awarded two government contracts of $477,069 for providing services and delivering materials. During the third quarter of 2024, the Company was awarded two government contracts of $494,781 for providing services and delivering materials. The awards are firm fixed contracts that shall be paid upon completion of performance and recognized as revenue for next 12 months.

For the three months ended March 31, 2024, the Company recognized its revenue of $343,894 from government contracts. For the nine months ended March 31, 2024, the company recognized its revenue of $639,286, of which $32,400 was from product sales for sampling purchases and $606,886 was from government contracts. As of March 31, 2024, the aggregate amount to remaining performance obligations for the government contracts was $586,350.

Loss Per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the net loss attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus potential dilutive common shares outstanding during the period. Potential dilutive securities, comprised of stock warrants and stock options, are not reflected in diluted loss per share because such shares are anti–dilutive. Dilutive impact of potential common shares resulting from common stock equivalents is determined by applying the treasury stock method.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with guidance issued by the FASB, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants, and directors based on estimated fair values.

The Company estimates the fair value of stock-based compensation awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. The Company estimates the fair value of stock-based compensation awards using the Black-Scholes model. This model requires the Company to estimate the expected volatility and value of its common stock and the expected term of the stock options, all of which are highly complex and subjective variables. For employees and directors, the expected life was calculated based on the simplified method as described by the SEC Staff Accounting Bulletin No. 110, Share-Based Payment. For other service providers, the expected life was calculated using the contractual term of the award. The Company’s estimate of expected volatility was based on the volatility of peers. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected term of the options. The Company accounts for forfeitures upon occurrence.

Income Taxes

The Company is expected to have net operating loss carryforwards that it can use to offset a certain amount of taxable income in the future. The Company is currently analyzing the amount of loss carryforwards that will be available to reduce future taxable income. The resulting deferred tax assets will be offset by a valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before income taxes relates to the recognition of a valuation allowance for deferred income tax assets.

The Company has adopted FASB ASC 740-10, “Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not as a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the periods presented. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized, and such tax years are closed.

The Company will file tax returns in the U.S. federal jurisdiction and the state of California. The Company’s federal and state return forms are subject to review by the taxing authorities. The Company is not currently under examination by any taxing authority, nor has it been notified of an impending examination.

Recent Accounting Pronouncements

The Company has evaluated all issued but not yet effective accounting pronouncements and determined that they are either immaterial or not relevant to the Company.

Note 3 – Stockholders’ Equity

Authorized Shares

The Company’s Articles of Incorporation authorize the issuance of two classes of shares of stock. The total number of shares which this corporation is authorized to issue is 50,000,000 shares of $0.0001 par value common stock and 10,000,000 of $0.0001 par value preferred stock. No preferred shares were issued as of March 31, 2024.

On December 12, 2022, the Company sold an aggregate of 517,000 shares of common stock in a private placement offering (the “Offering”) at a price of $3.00 per share, with gross proceeds of $1,551,000 (before deducting placement agent fees and expenses of $124,385). On January 10, 2023, the Company held a second closing for an additional 214,667 shares of common stock, with gross proceeds of $644,000 (before deducting placement agent fees and expenses of $28,640). On March 31, 2023, the Company held a third closing for an additional 715,665 shares of common stock, with gross proceeds of $2,147,000 (before deducting placement agent fees and expenses of $117,830). On May 10, 2023, the Company held a fourth and final close for additional 570,166 shares of its common, with gross proceeds of $1,710,500 (before deducting placement agent fees and expenses of $140,160). Accordingly, the Company sold a total of 2,017,498 shares of common stock with a total gross proceeds of $6,052,500 (before deducting total placement agent fees and expenses of $411,015) in this private placement.

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

Issued and Vested Shares to Officers

On October 27, 2020, the Company issued 1,623,920 shares of common stock to Jonathan Klamkin, Director and Chief Executive Officer, and 1,623,920 shares of common stock to Lee McCarthy, Director, interim Chief Financial Officer and Chief Operations Officer, for an aggregate sum of $10,000 each. Initially 20% or 324,784 shares vested on October 27, 2020, and the remaining 1,299,136 shares vest in equal amounts, monthly over the subsequent 4 years. The stock purchase agreement contains a repurchase option whereby unvested shares may be repurchased by the Company, at the Company’s option. At March 31, 2024, Jonathan Klamkin had 1,434,463 vested shares and 189,457 unvested shares, and Lee McCarthy had 974,350 vested shares. On November 17, 2022, Lee McCarthy left the Company and, on September 10, 2023, the Company exercised its option to purchase 649,570 unvested restricted shares Lee McCarthy held for a total consideration of $4,001, the initial purchase price of these shares.

Registration Rights Agreement

The Company entered into a registration rights agreement that provides for certain liquidated damages upon the occurrence of a “Registration Event,” which is defined as the occurrence of any of the following events: (a) the Company fails to file with the Commission the Registration Statement on or before the Registration Filing Date; (b) the Registration Statement is not declared effective by the Commission on or before the Registration Effectiveness Date; (c) after the SEC Effective Date, the Registration Statement ceases for any reason to remain effective or the Holders of Registrable Securities covered thereby are otherwise not permitted to utilize the prospectus therein to resell the Registrable Securities covered thereby, except for Blackout Periods permitted herein; or (d) following the listing or inclusion for quotation on an Approved Market, the Registrable Securities, if issued and outstanding, are not listed or included for quotation on an Approved Market, or trading of the Common Stock is suspended or halted on the Approved Market, which at the time constitutes the principal markets for the Common Stock, for more than three (3) full, consecutive Trading Days (other than as a result of (A) actions or inactions of parties other than the Company or its affiliates or of the Approved Market not reasonably in the control of the Company, or (B) suspension or halt of substantially all trading in equity securities (including the Common Stock) on the Approved Market). The maximum amount of liquidated damages that may be paid by the Company shall be an amount equal to eight percent (8%) of the shares covered by the registration rights agreement. This filing covered 11,010,002 shares. The Company currently expects to satisfy all of its obligations under the Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability has been recorded.

Note 4 – Stock-Based Compensation

Restricted Stock Awards

In June 2021, the Company sold 723,008 shares of common stock to certain individuals in exchange for future management advisory services, for discounted prices price ranging from $.0104 to $.0195 per share. The shares are subject to restrictions that allow for repurchase of the shares by the Company due to a termination of the service agreement or other certain provisions. This repurchase right declines on a pro-rata basis over vesting periods (corresponding to the service period) ranging from 2-4 years. Related to these issuances, the Company has recorded deferred compensation of $1,372,435 for the value of the shares in excess of the purchase price paid by the advisors. The deferred compensation was expensed as consulting expense in the consolidated statements of operation over the service period.

In March 2022, the Company signed an agreement to issue 150,000 shares of common stock valued at $300,000 to a consultant for providing consulting services to the Company for eighteen months. Related to these issuances, the Company has recorded deferred compensation of $300,000 which was expensed as consulting expense in the consolidated statements of operation over the eighteen months.

For the three months ended March 31, 2024 and 2023, $6,981 and $213,347, respectively, have been amortized in the consolidated statements of operations, and, for the nine months ended March 31, 2024 and 2023, $25,919 and $705,302, respectively, have been amortized in the consolidated statements of operations. At March 31, 2024, $27,114 of deferred compensation included in the balance sheets is expected to be expensed in next two years.

The following is a schedule summarizing restricted stock awards for the periods indicated:

	March 31, 2024
	Three Months Ended		Nine Months Ended
	Number of Shares	Weighted Average Grant Date Fair Value per Price	Number of Shares	Weighted Average Grant Date Fair Value per Price
Beginning balance	17,944	$1.90	75,293	$1.97
Issued	-	-	-	-
Vested	(3,674)	1.90	(61,023)	1.98
Forfeited	-	-	-	-
Ending balance	14,270	$1.90	14,270	$1.90

	March 31, 2023
	Three Months Ended		Nine Months Ended
	Number of Shares	Weighted Average Grant Date Fair Value per Price	Number of Shares	Weighted Average Grant Date Fair Value per Price
Beginning balance	296,022	$1.95	344,426	$1.90
Issued	-	-	150,000	2.00
Vested	(124,202)	1.93	(322,606)	1.92
Forfeited	-	-	-	-
Ending balance	171,820	$1.95	171,820	$1.95

Stock Options

During the three months ended December 31, 2022, the Company issued 161,000 options to purchase common stock to employees. The options have an exercise price of $2.00 or $2.10 and expire in 10 years with various vesting schedules from nine months to 48 months, subject to the continued status as an employee to the Company through each vesting date.

During the three months ended June 30, 2023, the Company issued 163,000 options to purchase common stock to a consultant and employees. The options expire in 10 years and have an exercise price of $2.60 with immediate vesting or $3.00 with a vesting schedule of 48 months. Stock options granted to employees are subject to the continued status as an employee to the Company through each vesting date.

During the three months ended September 30, 2023, the Company issued 6,500 options to purchase common stock to consultants. The options expire in 10 years and have an exercise price that range from $2.90 to $3.90 with immediate vesting.

During the three months ended December 31, 2023, the Company issued 7,000 options to purchase common stock to a consultant. The options expire in 10 years and have an exercise price that ranges from $2.50 to $3.43 with immediate vesting.

During the three months ended March 31, 2024, the Company issued 6,500 options to purchase common stock to consultants. The options expire in 10 years and have an exercise price that range from $2.99 to $3.50 with immediate vesting. During the three months ended March 31, 2024, the Company issued 100,821 options to purchase common stock to board of directors. The options expire 10 year and vest in nine months with an exercise price of $2.99.

The Company estimates the fair value of each option award using the Black-Scholes option-pricing model. The Company used the following assumptions for to estimate the fair value of stock options for the period presented:

Nine months Ended December 31, 2023
Weighted-average fair value	$ 2.52
Expected volatility	104.9% – 113.9%
Expected term	5.0 years – 6.2 years
Dividend yield	0.00%
Risk-free interest rate	3.94% – 4.92%

For the three months ended March 31, 2024 and 2023, stock-based compensation expenses for options granted were $191,844 and $127,102, respectively. For the nine months ended March 31, 2024 and 2023, stock-based compensation expenses for options granted were $568,340 and $304,553, respectively. Unrecognized stock-based compensation expense was $1,020,853 and average expected recognition period was 1.2 years as of March 31, 2024.

The following is a schedule summarizing stock option activities for the periods presented:

Three Months Ended

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)
Outstanding at January 1, 2024	961,125	$2.35	$566,485
Granted	107,321	$3.00
Exercised	-	-
Expired/forfeited	(114,625)	$2.10
Outstanding at March 31, 2024	953,821	$2.45	$529,443
Exercisable at March 31, 2024	440,022	$2.28	$320,357

Outstanding at January 1, 2023	858,750	$2.01	$846,250
Granted	147,250	3.00
Exercised	-	-
Expired/forfeited	-	-
Outstanding at March 31, 2023	1,006,000	$2.16	$1,449,850
Exercisable at March 31, 2023	307,375	$2.02	$486,613

(1)	Represents the excess of the fair value on the last day of period (which was $3.00 and $3.60 as of March 31, 2024 and 2023, respectively) over the exercise price, multiplied by the number of options.

Nine months Ended

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)
Outstanding at July 1, 2023	1,034,000	$2.31	$639,775
Granted	120,821	$3.01
Exercised	-	-
Expired/forfeited	(201,000)	$2.08
Outstanding at March 31, 2024	953,821	$2.45	$529,443
Exercisable at March 31, 2024	440,022	$2.28	$320,357

Outstanding at July 1, 2022	817,500	$2.00	$-
Granted	308,250	2.41
Exercised	-	-
Expired/forfeited	(120,000)	2.00
Outstanding at March 31, 2023	1,006,000	$2.16	$1,449,850
Exercisable at March 31, 2023	307,375	$2.02	$486,613

(1)	Represents the excess of the fair value on the last day of period (which was $3.00 and $3.60 as of March 31, 2024 and 2023, respectively) over the exercise price, multiplied by the number of options.

Note 5 – Facility Operating Lease

On April 1, 2021, the Company commenced a 5-year operating lease for a facility in Santa Barbara, California with total lease payments of $781,813. The Company determined the lease constitutes a Right of Use (ROU) asset and has recorded the present value of the lease payments as an asset and liability per ASC 842. The lease agreement waived the first three months of rent with payments commencing July 1, 2021. At the commencement of the lease, the net present value of the lease payments was $767,553. In addition to these lease payments, the Company is also responsible for its shares of common area operating expenses and electricity. Such expenses are considered variable costs and are not included in the measurement of the lease liability. The lease agreement also provides for the option to extend the lease for two additional sixty-month periods. On July 1, 2023, one of the two options to extend was considered reasonably certain of exercise and the Company remeasured the ROU asset and lease liability. The Company recorded the net present value of $1,189,606 for both the ROU asset and lease liability on July 1, 2023.

The following table presents maturities of operating lease liabilities on an undiscounted basis as of March 31, 2024:

For the year ending June 30,
Remainder of 2024	$42,043
2025	169,224
2026	173,454
2027	177,791
2028	182,235
Thereafter	524,526
Total	1,269,273
Less imputed interest	(168,197)
Total lease liability	1,101,076
Less: lease liability, current portion	126,420
Lease liability, long term portion	$974,656

The lease term and the discount rate for the lease at March 31, 2024 is 7.0 years and 4.00%, respectively. The total lease expenses were $31,398 and $24,360 for the three months ended March 31, 2024 and 2023, respectively, and $125,656 and $97,078 for the nine months ended March 31, 2024 and 2023, respectively. The variable costs for common area operating expenses and electricity were $42,821, and $54,643 for the three months ended March 31, 2024 and 2023, respectively and $194,667 and $228,454 for the nine months ended March 31, 2024 and 2023.

In April 1, 2021, the Company subleased a portion of their facility. The sub-lease provided for base monthly rent of $13,013 through May 31, 2021 and $8,400 starting June 1, 2021 plus common area operating and utility costs. The sublease was amended again on May 17, 2022 to sublease a smaller portion of the property at a base rental rate of $5,200 per month effective June 1, 2022. The Company recognized sub-lease income of $23,405 and $128,921, including reimbursement of common area operating and utility costs, for the three and nine months ended March 31, 2023. The sub-lease ended in March 2023.

Note 6 – Warrants to Purchase Common Stock

In connection with the Offering held from December 2022 through May 2023, the Company issued warrants of 85,653 to purchase common stock to the Placement Agents. The warrants carry a term of 5 years and an exercise price of $3.00.

The following warrants to purchase common stock were outstanding as of March 31, 2024:

Number of Shares	Exercise Price	Expiration Date
286,672	$2.00	June 22, 2026
37,433	2.00	June 28, 2026
11,500	2.00	July 1, 2026
29,067	3.00	December 22, 2027
4,933	3.00	January 10, 2028
6,720	3.00	March 31, 2028
44,933	3.00	May 10, 2028
421,258

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise stated or the context otherwise indicates, references to “Aeluma,” the “Company,” “we,” “our,” “us,” or similar terms refer to Aeluma, Inc. and Subsidiary.

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the disclosure under the heading “Risk Factors” in other filings we make with the SEC for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should not place undue reliance on forward-looking statements as predictive of future results.

Overview

We develop novel optoelectronic devices for sensing and communications applications. Aeluma has pioneered a technique to manufacture devices using high performance compound semiconductor materials on large-diameter substrates that are commonly used to manufacture mass market microelectronics. This enables cost effective manufacturing of high-performance photodetector array circuits for imaging applications in mobile devices, as well as other technologies. Photodetector devices may be used as image sensors that generate an image by detecting light, in a manner similar to a digital camera taking pictures. Our devices may incorporate additional functionality for 3D image capture when integrated into various system architectures. This technology has the potential to enhance the performance and capability of camera image sensors, light detection and ranging (LiDAR), augmented reality/virtual reality (AR/VR), facial recognition, and other applications.  Aeluma has acquired key manufacturing equipment, and has headquarters in Goleta, California with a manufacturing cleanroom to house this equipment.

Because we will leverage compound semiconductor materials, our devices may operate out to longer wavelengths, up to at least 1600 nm, which is advantageous for a number of reasons including eye safety. Beyond 1400 nm is considered eye safe at significantly higher optical power levels relative to that at shorter wavelengths. Therefore, for LiDAR sensing systems, the range (the detectable object distance) can be increased significantly. Operating at specific longer wavelengths (for example, near 1550 nm) also enables imaging both in low light (dark) conditions, as well as in direct sunlight. Therefore, images could be captured outdoors and in various conditions.

Private Placement

Between December 2022 and May 2023, we entered into subscription agreements (the “Subscription Agreement”) with certain accredited investors, pursuant to which we issued an aggregate of 2,017,498 shares of our common stock, par value $0.0001 per share, at a per share purchase price of $3.00, for aggregate gross proceeds of $6,052,500 (the “Offering”).

Pursuant to the Offering, we paid a cash placement agent fee of $389,200 and issued placement agent warrants to purchase up to 85,653 shares of common stock at an exercise price of $3.00 per share. We also agreed to pay certain expenses of the placement agent in connection with the Offering.

In connection with the Subscription Agreement, we also entered into a Registration Rights Agreement with the Investors, pursuant to which we agreed to register all of the shares of common stock issued in the Offering, including the shares of common stock underlying the warrant issued to the placement agent in this registration statement.

The closings of the Offering were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

Departure and Appointment of Directors and Officers

On December 14, 2023, Palvi Mehta’s term on the board of directors expired. Mrs. Mehta’s decision to not run for re-election was not the result of any disagreements with us on any matter related to the operations, policies, or practices of us. The Board nominated Mr. Craig Ensley to fill the vacancy on the Board; on December 14, 2023, the shareholders voted to elect Mr. Ensley to the board.

Plan of Operations

We have been developing our materials and characterization capabilities at our headquarters in Goleta, California, in connection with the further development of our business and the implementation of our plan of operations. We have installed key manufacturing equipment at our headquarters and will continue to develop relationships with manufacturing partners to carry out certain steps of our manufacturing processes externally. We have gained access to a rapid prototyping facility and are leveraging this access to fabricate early-stage prototypes. In the future, we intend to implement appropriate quality and manufacturing controls. Some equipment was procured previously, and other equipment is being procured through purchase orders with equipment vendors.

The primary sources of funding for equipment procurement and installation are the seed funding raised prior to becoming a public company and the funding raised from our financings. We have also leveraged funds to continue strengthening our intellectual property including patent applications, trademarks, and development of trade secrets and manufacturing process recipes. We will continue to develop our manufacturing and product development strategy by further engaging customers and strategic partners.

Limited Operating History

We cannot guarantee that the proceeds from the Offering will be sufficient to carry out all of our business plans. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to carry out all of our operations. Equity financing will result in dilution to existing stockholders.

Components of Results of Operations

Revenue

Our revenue currently consists of commercial product sales and government contracts.

Operating Expenses

The cost of revenue consists of costs of materials, as well as direct compensation and expenses incurred to provide deliverables that resulted in payment of our success fee and wafers delivered. We anticipate that our cost of revenue will vary substantially depending on the nature of products and/or services delivered in each customer engagement. Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation and employee benefits, costs associated with design, fabrication, packaging and testing of our devices, and facility lease and utility expenses. We expense research and development expenses as incurred.

General and administrative expenses consist primarily of compensation and related costs for personnel, including stock-based compensation and employee benefits. In addition, general and administrative expenses include third-party consulting, legal, insurance, audit and accounting services.

Other Income

Other income, net of other expenses, consists primarily of interest income and income generated from subleasing a portion of our research and development facility. The sub-lease ended in March 2023

Income Tax Expense

Income tax expense consists primarily of income taxes in certain state jurisdictions in which we conduct business.

Results of Operations

Nine months ended March 31, 2024 compared to the nine months ended March 31, 2023

Our results of operations for the nine-month period ended March 31, 2024, as compared to the nine-month period ended March 31, 2023, were as follows:

	Nine Months Ended March 31,		Change
	2024	2023	’24 vs. ’23
Revenue	$639,286	$-	$639,286
Operating expenses	(4,213,564)	(4,290,077)	76,513
Other income	798	218,686	(217,888)
Loss before income tax expense	(3,573,480)	(4,071,391)	497,991
Income tax expense	-	-	-
Net loss	$(3,573,480)	$(4,071,391)	$497,991

Revenue: Revenue increased 100% to $639,286, of which $32,400 was from product sales for sampling purchases and $606,886 was from government contracts, for the nine months ended March 31, 2024. During the nine months ended March 31, 2023, we were pre-revenue and, accordingly recorded no revenues.

Operating expenses: Operating expense decreased $76,513 to $4,213,564 for the nine months ended March 31, 2024 from $4,290,077 for the same period in 2023, due primarily to a reduction in consulting expenses, offset partially by increased salaries and stock-based compensation expenses.

Other income: Other income decreased $217,888 to $798 for the nine months ended March 31, 2024 from $218,686 for the same period in 2023. The decrease was due primarily to a $128,921 decrease in sub-lease income as the sublease ended in March 2023.

Income tax expense: We did not record income tax expense for either of the nine months ended March 31, 2024 and 2023.

Impact of COVID-19

With the exception of some lingering supply chain challenges, the residual effects of the COVID-19 pandemic did not have a significant impact on the Company’s results of operations or financial condition for the nine months ended March 31, 2024.

Capital Resources and Liquidity

Our financial statements have been presented on the basis that are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $3,573,480 and $4,071,391 for the nine months ended March 31, 2024 and 2023, respectively, and losses are expected to continue in the near term. The accumulated deficit was $12,635,546 at March 31, 2024. We have been funding our operations through the sale of common stock in private placement transactions.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At March 31, 2024, we had $1,874,565 of cash and cash equivalents. These funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that we can successfully accomplish these steps and it is uncertain that we will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to us on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.

In the event we are unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

We had working capital of $1,495,903 and $4,576,807 at March 31, 2024 and June 30, 2023, respectively. Current assets decreased $3,191,699 to $2,142,207 at March 31, 2024 from $5,333,906 at June 30, 2023, primarily due to a $3,197,125 decrease in cash. Current liabilities decreased $110,794 to $646,304 at March 31, 2024 from $757,099 at June 30, 2023, due primarily to decreases in accounts payable.

The following table shows a summary of our cash flows for the periods presented:

	Nine Months Ended March 31,		Change
	2024	2023	’24 vs. ’23
Net cash (used in) provided by:
Operating activities	$(2,876,190)	$(2,699,033)	$(177,157)
Investing activities	(316,934)	(255,579)	(61,355)
Financing activities	(4,001)	4,071,145	(4,075,146)
(Decrease) increase in cash	$(3,197,125)	$1,116,533	$(4,313,658)

Net cash used in our operating activities were $2,876,190 and $2,699,033 for the nine months ended March 31, 2024 and 2023, respectively, due primarily to net losses of $3,573,480 and $4,071,391 for the nine months ended March 31, 2024 and 2023, respectively.

Net cash used in our investing activities was $316,934 and $255,579 for the nine months ended March 31, 2024 and 2023, respectively. Investing activities include purchase of equipment and payment for leasehold improvements.

Net cash used in our financing activities was $4,001 for the nine months ended March 31, 2024 and net cash provided by our financing activities was $4,071,145 for the nine months ended March 31, 2023. We paid $4,001 to purchase Lee McCarthy’s unvested restricted shares for the nine months ended March 31, 2024 and received $4,071,145 from Private Placements, net of $270,855 offering cost.

Critical Accounting Policies

A summary of our other critical accounting policies is included in our Annual Report on Form 10-K for the year ended June 30, 2023. During the nine months ended March 31, 2024, there were no significant changes in our critical accounting policies.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Item 4. Controls and Procedures

Inherent Limitations on Effectiveness of Controls

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected.

Evaluation of Disclosure Controls and Procedures

Our disclosure controls and procedures are designed to ensure that information we are required to disclose in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance.

Our management, with the participation of our chief executive officer and our chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Report. Based on this evaluation, management, including our chief executive officer and our chief financial officer, concluded that as of March 31, 2024, our disclosure controls and procedures were not effective. Our current staffing resources in our finance department are insufficient to support the complexity of our financial reporting requirements. As a result, we have had an inadequate level of precision, evidence or timeliness in the performance of review controls.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as the term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the nine months ended March 31, 2024 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information

Item 1. Legal Proceedings

From time to time, we may become a party to litigation or other legal proceedings that it considers to be a part of the ordinary course of its business. To the best of our knowledge, we are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations; however, we may become involved in material legal proceedings in the future.

Item 1A. Risk Factors

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and, as such, are not required to provide the information under this item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

We did not sell any equity securities which were not registered under the Securities Act during the quarter ended March 31, 2024 that were not otherwise disclosed in our Current Reports on Form 8-K.

Item 3. Defaults upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

ITEM 6. EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among Parc Investments, Inc., Aeluma Operating Co. and Biond Photonics, Inc. (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
3.1	Certificate of Merger relating to the merger of Aeluma Operating Co. with and into Biond Photonics, Inc., filed with the Secretary of State of the State of California on June 22, 2021 (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
3.2	Amended and Restated certificate of incorporation, filed with the Secretary of State of the State of Delaware on June 22, 2021 (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
3.3	Amended and Restated Bylaws. (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
4.1	Form of Lock Up Agreement (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
4.2	Form of Placement Agent Warrant (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.2	Form of Post-Merger Indemnification Agreement (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.3	Form of Pre-Merger Indemnification Agreement (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)

10.4	Form of Subscription Agreement, dated June 22, 2021, by and between the Company and the parties thereto (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021) (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.5	Registration Rights Agreement, dated June 22, 2021, by and between the Company and the parties thereto (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.6+	2021 Equity Incentive Plan and form of award agreements (incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
10.7	Restricted Stock Purchase Agreement between Biond Photonics, Inc. and Mr. Klamkin (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.8	Restricted Stock Purchase Agreement between Biond Photonics, Inc. and Mr. McCarthy (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.9	Advisor Restricted Stock Purchase Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated December 21, 2020 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.10	Advisor Restricted Stock Purchase Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated June 10, 2021 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.11	Advisory Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated December 31, 2020 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.12	Advisory Agreement between Biond Photonics, Inc. and Mr. DenBaars, dated June 10, 2021 (incorporated by reference to the Registration Statement on Form S-1/A filed on October 15, 2021)
10.13	Director Agreement by and between the Company and Palvi Mehta (incorporated by reference to the Current Report on Form 8-K filed on November 18, 2021)
10.14	Director Agreement by and between the Company and John Paglia (incorporated by reference to the Current Report on Form 8-K filed on November 30, 2021)
10.15	Subscription Agreement (incorporated by reference to the Current Report on Form 8-K filed on December 23, 2022)
10.16	Registration Rights Agreement (incorporated by reference to the Current Report on Form 8-K filed on December 23, 2022)
16.1	Reserved.
21.1	Subsidiaries of the Registrant (Incorporated by reference to the Current Report on Form 8-K filed on June 28, 2021)
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2	Certification of Principal Financial Officer Pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of Sarbanes-Oxley Act of 2002
32.2	Certification of Principal Financial Officer Pursuant to Section 906 of Sarbanes-Oxley Act of 2002
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

+	Indicates a management contract or compensatory plan, contract, or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

Aeluma, Inc.

Date: May 10, 2024	By:	/s/ Jonathan Klamkin
	Name:	Jonathan Klamkin
	Title:	President, Chief Executive Officer and Principal Financial Officer (Principal Executive Officer and Principal Financial Officer)